Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-191335 on Form S-8 of our reports dated February 27, 2017, relating to the consolidated financial statements and financial statement schedule of ClubCorp Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ClubCorp Holdings, Inc. for the year ended December 27, 2016.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
February 27, 2017